UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6240 Quadrangle Drive, Suite 360, Chapel Hill, NC	27517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Termination of a Material Definitive Agreement.

In anticipation of the offering described in Item 8.01 below, effective January 5, 2015, we terminated the at-the-market (ATM) Sales Agreement with Cowen and Company, LLC, dated as of March 8, 2013, as amended as of December 10, 2013, October 16, 2014, and November 18, 2014, for the sale of shares of our common stock having aggregate sales proceeds of $50.0 million, from time to time, through an “at the market” equity offering program under which Cowen and Company, LLC was to act as sales agent. The shares were to be offered and sold under our existing shelf registration statement (No. 333-200360). No offers or sales were made under the Sales Agreement. We were not subject to any termination penalties related to termination of the Sales Agreement.

Item 2.01.	Results of Operations and Financial Condition.

At November 30, 2014, we had cash and equivalents of approximately $95.1 million.

Item 8.01.	Other Events.

On January 5, 2015, we issued a press release announcing our intention to offer, subject to market and other conditions, shares of our common stock with an aggregate public offering price of approximately $100,000,000 in an underwritten public offering pursuant to our existing shelf registration statement (No. 333-200360). Morgan Stanley & Co. LLC and Cowen and Company, LLC are acting as joint book-running managers for the offering. We intend to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares sold in the public offering with an aggregate public offering price of approximately $15,000,000. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In October and November 2014, we sold an aggregate of 2,414,215 shares of our common stock under our Sales Agreement with Cowen and Company, LLC, resulting in net proceeds of approximately $29.8 million. In early December 2014, we sold an aggregate of 606,913 shares of common stock under the Sales Agreement, resulting in net proceeds of $8.2 million. We have not sold any more shares under the ATM program, which we terminated effective January 5, 2015.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated, January 5, 2015 regarding the launch of a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: January 5, 2015	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer